EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-36881 on Form S-8 of our reports dated March 11, 2005, May 26, 2005 as to the restatement described in Note 1, relating to the consolidated financial statements (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the restatement of pro forma disclosure of stock-based compensation and the adoption of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets) and financial statement schedules of PICO Holdings, Inc. and subsidiaries (the “Company”) and management’s report on the effectiveness of internal control over financial reporting appearing in this Annual Report on Form 10-K/A of the Company for the year ended December 31, 2004.

/s/ Deloitte & Touche LLP

San Diego, California
May 26, 2005

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